Exhibit 99.4
Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Timothy R. Wallace
Chairman, Chief Executive Officer, and President
October 27, 2016

Thank you Theis, and good morning everyone. Our 3rd quarter operational results were in line with our expectations. Our people are doing a good job of confronting the challenges associated with today’s business environment.

The oversupply of railcars and barges in the North American market, combined with generally weak industrial demand drivers, continues to impact new order volumes in our railcar and barge manufacturing businesses. As we move into next year, we expect continued reductions in year-over-year production volumes and product mix changes in these businesses. The railcar and barge markets are currently highly competitive and difficult to predict. We are preparing for an extended downturn in these businesses. Our businesses are very experienced at operating in fluctuating markets. I am confident in our ability to navigate through the various stages of the business cycle.

During cyclical downturns, we strive to maintain a strong cash position and liquid balance sheet. Our investment in leased railcars has been an effective avenue for deploying capital. Short-term yields on leased railcars are attractive, and our investment provides a potential source of liquidity through our railcar investment platform and our credit facilities. The base of earnings generated by railcars in our lease fleet is valuable during lower demand cycles. These earnings help offset the cyclical earnings generated by our manufacturing businesses. At this time, we have no plans to sell any of our leased railcars through the end of this year.

Throughout the years, we have invested a significant amount of capital to enhance the capabilities and performance of our portfolio of businesses. Our vision is to be a premier diversified industrial company. We define “premier” as it relates to the level of quality we achieve in everything we do and the value we provide for our stakeholders. A key objective in support of our vision is strengthening our financial performance through the diversification of our portfolio. Given the cyclical nature of our primary businesses, we want to elevate our financial performance throughout the cycles. We use the phrase “higher highs and higher lows” to describe the financial results we are trying to accomplish throughout the business cycles.

Trinity’s portfolio of products aligns with the infrastructure-related needs throughout North America. During the past several years, we have continued to invest in industrial manufacturing businesses that serve infrastructure-related end markets adjacent to our existing manufacturing businesses. This includes our investments to establish a strong position within our construction aggregates business. We’ve also invested significant resources to grow and expand our railcar leasing and services business. Both of these businesses fit well within our portfolio. They are currently providing a diversified earnings base as our cyclical manufacturing businesses are transitioning to lower levels of production.

Trinity’s portfolio of businesses today consists of a core group of market leading industrial manufacturing companies, a large, integrated railcar leasing and services business, as well as a leading, regional provider of aggregates to the construction industry. Our businesses are working very well together and they generate a variety of internal synergies that help enhance each other’s performance.

During the upcycle, we made a significant amount of progress enhancing our industrial manufacturing platform. One of our differentiating strengths is our operational flexibility. Our flexible platform allows our manufacturing businesses to quickly and cost effectively increase and decrease capacity as demand shifts for our products.

We are always looking for potential opportunities to grow our company. We are targeting businesses that have products, services, technology and competencies that will enrich our portfolio. Interesting opportunities have historically surfaced during business downturns. Today, there is a lot of capital in the market looking for businesses to acquire. As a result, market valuations continue to be high. We are disciplined in our approach and will continue to remain patient until we believe the timing is right.

Overall, I am pleased with our Company’s ability to successfully transition as market conditions shift. We strive to do our best in every market environment, and constantly work at strengthening our Company’s competitive position. Our accomplishments are due to the capabilities and expertise of our dedicated employees, our ability to respond effectively to changes in market demand, and our ongoing commitment to provide high quality products and services to our customers. I will now turn it over to Bill for his comments.